Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS 2005 RESULTS

RevPAR increases 11.2 percent; FFO increases 45.4 percent

BETHESDA, MD, February 22, 2006 — LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $20.8 million, or $0.67 per diluted share for the year ended December 31, 2005, compared to net income of $10.7 million, or $0.39 per diluted share for the prior year. Prior year net income includes the $2.6 million net gain on the sale of the Omaha Marriott.

For the year ended December 31, 2005, the Company generated funds from operations (“FFO”) of $70.5 million versus $48.4 million for the same period of 2004, an increase of 45.4 percent. On a per diluted share/unit basis, FFO for 2005 rose to $2.25 versus $1.74 a year ago. FFO includes a contingent litigation expense of $1.0 million in 2005 and $0.9 million in 2004 associated with the Company’s ongoing litigation with Meridien and related affiliates.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year increased 43.9 percent to $109.9 million from $76.3 million for 2004. EBITDA for the prior year includes the $2.6 million net gain on the sale of the Omaha Marriott.

Room revenue per available room (“RevPAR”) increased 11.2 percent in 2005 to $121.49 versus the previous year. Average daily rate (“ADR”) increased 7.8 percent to $170.43 from 2004, while occupancy grew 3.2 percent to 71.3 percent.

“We are extremely pleased with our overall performance in 2005,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “The year was terrific, with strong travel by business transient, group and leisure customers. Demand well outpaced supply, occupancies increased, we raised prices and our margins continued to recover. Overall performance was beyond our expectations. FFO per share/unit increased 29 percent, we raised our common dividend by 25 percent and our total return to common shareholders was 19 percent for the year.”

The Company’s hotels generated $118.4 million of EBITDA for the year compared with $100.8 million for the same period last year. EBITDA margins across the Company’s portfolio increased 192 basis points (“bps”) from the prior year. The EBITDA margin expansion is primarily attributable to ADR growth, food and beverage cost controls and property insurance premium reductions during the year, which were partly offset by continued above-inflationary increases in energy costs, wages, health benefits and property taxes.

“The lodging industry’s fundamentals improved significantly in 2005, with supply up only 0.4 percent and demand up 3.3 percent, providing market compression and an ability to increase ADRs. Our strategy of owning high quality properties in high barrier to entry markets enabled us to exploit these positive fundamentals, thus providing greater profits and returns for our shareholders,” said Mr. Bortz. “The Company’s strong performance in 2005 can be attributed to the lodging industry’s recovery, the benefits we continue to achieve from our substantial pipeline of current and recent renovation, repositioning and re-branding projects, our consistent, focused and disciplined acquisition strategy, aggressive asset management, strategic relationships with numerous operators and our conservatively managed balance sheet.”

2005 Highlights

The Company acquired seven hotels in 2005, marking the busiest acquisition year in its history. The hotels acquired in 2005 are well-located properties in major high barrier to entry urban and resort markets, including two in downtown Boston, one in downtown Washington, D.C., one in the University District of Seattle, a new market for the Company, one in downtown San Diego, one in Los Angeles (West Hollywood) and a resort in Mission Bay San Diego.

A number of the acquired hotels will undergo major repositionings and renovations. The 212-room Holiday Inn Downtown in Washington, D.C. was de-flagged at the time of acquisition, recently closed, and following a $21 million renovation, will reopen in 2007 as a high-style, upscale independent hotel, the Company’s sixth independent hotel in Washington, D.C. The recently acquired 357-room Hilton San Diego Resort will be renovated during the winters of 2006/07 and 2007/08, in a manner similar to the successful repositioning of our other Mission Bay resort in San Diego, Paradise Point Resort and Spa. The 158-room Seattle hotel, which at the time of acquisition was a Best Western, was de-flagged, made independent, and will also be substantially improved.

“These renovations, repositionings and re-brandings will continue to be an important part of our overall strategy and a way to add significant long-term cash flow growth and value on an ongoing basis,” said Mr. Bortz. “We continue to benefit from the numerous major projects completed in prior years due to the many years it typically takes for renovated and repositioned hotels to reach stabilization.”

During 2005, the Company also completed numerous capital transactions to maintain a conservative balance sheet, stagger debt maturities and tactically allocate its capitalization among corporate debt, common equity and preferred equity, including: issued operating partnership preferred units with a coupon rate of 7.25% and assumed a $210.0 million newly arranged secured loan at a fixed annual interest rate of 5.28%, each in conjunction with the Westin Copley Place acquisition; amended and extended the senior unsecured credit facility, reducing the borrowing cost by approximately 50bps; issued, in an underwritten public offering, $79.3 million of Series D cumulative redeemable preferred shares at a coupon rate of 7.5%; and issued, in two separate underwritten public offerings, 5,650,000 common shares.

During 2005, the Company invested $59.3 million of capital throughout its portfolio, including $29.0 million for redevelopment, repositioning and expansion of Lansdowne Resort, including the completion of the Greg Norman designed championship golf course, new 43,000 square foot clubhouse and resort pool complex, and the renovation of all guestrooms and suites, lobby and public areas. Other major capital investments during the year included $3.9 million at the 407-room Westin City Center Dallas Hotel for meeting space, guest bathroom and fire and life safety renovations; $3.9 million for the Plaza Tower guestrooms, South Tower guestrooms and public space renovations at the 564-room Sheraton Bloomington Hotel in Minneapolis; $2.3 million for the completion of the new ballroom at the 297-room Seaview Resort & Spa located outside Atlantic City; and $2.2 million for the renovation of 38 guest suites, lobby, meeting space and restaurant at the 133-suite Le Montrose Suite Hotel located in West Hollywood.

During 2005, the Company paid $1.08 in dividends per common share, which represents 87.79 percent ordinary income, 10.34 percent non-taxable distributions and 1.87 percent capital gains for tax purposes. In July 2005, the Company increased its monthly dividend distribution by 25 percent to $0.10 from $0.08 per common share.

As of year-end 2005, LaSalle had total outstanding debt of approximately $576.5 million, including its $14.3 million portion of the joint venture debt related to the Chicago Marriott Downtown. The Company’s $300.0 million unsecured credit facility had $30.0 million outstanding as of December 31, 2005. Interest expense for the year was approximately $21.8 million (excluding amortized financing expenses of $2.5 million). For the year, the Company’s weighted average interest rate was a low 4.9 percent. As of December 31, 2005, based on the Company’s bank covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was approximately 4.8 and debt to EBITDA ratio was approximately 4.0, one of the lowest in the lodging industry. At the end of the year, the Company also had $10.2 million of unrestricted cash and cash equivalents on its balance sheet and $20.8 million of restricted cash.

“We continue to structure our balance sheet within our corporate goals and objectives focused on maintaining low leverage, mixing fixed and floating rate debt and staggering debt maturities,” advised Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. “As a result, we believe we have the balance sheet flexibility and capacity to take advantage of future investment opportunities, as they may arise.”

Fourth Quarter Results

For the fourth quarter 2005, LaSalle Hotel Properties reported net income applicable to common shareholders of $2.0 million, or $0.06 per diluted share, compared with a net loss of ($0.3) million, or ($0.01) per diluted share, for the prior year fourth quarter.

FFO improved 68.1 percent to $17.2 million versus $10.3 million for the fourth quarter 2004. On a per diluted share/unit basis, fourth quarter 2005 FFO was $0.51 versus $0.35 for the prior year’s quarter. EBITDA increased by 99.1 percent to $29.1 million in the fourth quarter 2005 from $14.6 million in the same quarter of 2004.

RevPAR for the fourth quarter 2005 rose 13.0 percent compared with the prior year’s quarter. ADR increased 8.7 percent from 2004 to $176.55. Occupancy increased 4.0 percent to 66.9 percent, due to improved lodging demand. Fourth quarter performance was led by the Company’s hotels located in major urban markets including Dallas, Washington, D.C., New York and Los Angeles.

During the fourth quarter, the Company’s portfolio-wide hotel EBITDA margins increased 283bps from the prior year quarter to 25.6 percent. EBITDA margin improvement in the quarter was a result of a $14.12 increase in ADR and a healthy 9.4 percent increase in food and beverage revenues, coupled with effective departmental expense controls and property insurance premium reductions, partly offset by a 30 percent jump in energy costs.

Subsequent Events

On January 13, 2006, the Company announced its monthly dividend of $0.10 per share of its common shares of beneficial interest for each of the three months of January, February and March 2006. The January dividend was paid on February 15, 2006 to common shareholders of record on January 31, 2006; the February dividend will be paid on March 15, 2006 to common shareholders of record on February 28, 2006; and the March dividend will be paid on April 14, 2006 to common shareholders of record on March 31, 2006. This represents a 3.1 percent annualized yield based on the Company’s closing share price on February 22, 2006.

On January 27, 2006, the Company acquired the Le Parc Suite Hotel for $47.0 million. The independent upscale full-service hotel is located in the heart of West Hollywood. The 154 spacious suites range from 650 to 950 square feet and include a private balcony, living area, dining area, kitchenette and fireplace. The $47.0 million purchase price included the Company’s assumption of a $15.7 million loan secured by the hotel. The hotel is managed by Outrigger Lodging Services.

On February 7, 2006, the Company, in an underwritten public offering, sold 3,250,000 common shares. After deducting underwriting discounts and commissions and other offering costs, the Company raised net proceeds of approximately $119.8 million. The Company also granted the underwriters a 30-day option to purchase up to an additional 487,500 shares to cover over-allotments, if any. The over-allotment option has not been exercised.

On February 8, 2006, the Company sold, in an underwritten public offering, 3,050,000 Series E Cumulative Redeemable Preferred Shares with a distribution rate of 8.0 percent per year and an aggregate liquidation preference of approximately $76.3 million. On February 16, 2006, upon exercise by the underwriter of the over-allotment option, the Company issued an additional 450,000 shares. After deducting underwriting discounts and commissions and other offering costs, the Company raised net proceeds of approximately $85.3 million from the offering, including the over-allotment option.

On February 15, 2006, the Company successfully remarketed the $42.5 million Massachusetts Port Authority special project revenue bonds related to the Harborside Hyatt with new supporting letters of credit provided by Royal Bank of Scotland. The annual cost of the letters of credit was reduced from 2.0% to 1.35%, creating annual interest savings of approximately $400,000.

On February 21, 2006, the Company closed the Washington Grande Hotel, formerly the Holiday Inn Downtown, for future renovations. Upon completion of the Company’s $21 million renovation and repositioning program in 2007, we will reopen the property as a luxury high-style independent hotel.

The Company’s annual meeting of shareholders will be held on Thursday April 20, 2006, at 8:00a.m. EST at the Hotel George, 15 E Street, N.W. Washington, DC 20001.

Potential Acquisitions

On January 30, 2006, LaSalle Hotel Properties announced it had signed an agreement to acquire the Westin Michigan Avenue in Chicago, Illinois for $215.0 million. The AAA Four Diamond, full-service hotel is located in the heart of Chicago’s Magnificent Mile. The 751-room hotel includes underground parking, three retail stores and a full-service restaurant. The property will continue to be managed by Starwood Hotels & Resorts Worldwide, Inc.

On February 22, 2006, the Company announced it had signed an agreement to acquire the House of Blues Hotel and related Marina City retail and parking facilities in downtown Chicago, Illinois for $114.5 million. The AAA Four Diamond, full-service hotel is located at 329 N. Dearborn, along the Chicago River, in the River North area. The 367-room hotel includes 34 suites and 333 guestrooms uniquely decorated with a mix of Gothic, Moroccan and East Indian influences using rich vibrant colors, patterns and finishes. As part of the transaction, the Company is also acquiring over 115,000 square feet of retail space at Marina City and 896 parking spaces encompassing the first 17 floors of the two adjacent Marina City residential towers. Major retail tenants include Smith & Wollensky Steakhouse, Crunch Gym, BIN 36 Restaurant, 10Pin Bowling Lounge and Bank One.

The potential acquisitions of the Westin Michigan Avenue and the House of Blues Hotel and Marina City retail and parking facilities are subject to customary closing conditions and requirements and the Company makes no assurances that either of these transactions will close.

2006 Outlook

The Company’s outlook for 2006, assuming a continually improving economy, travel trends and the acquisitions of Westin Michigan Avenue and House of Blues Hotel during the first quarter, is revised as follows:

Net Income	$30.0 million - $34.0 million ($0.75 - $0.86 per diluted share);
FFO	$107.7 million - $111.7 million ($2.70 - $2.80 per diluted share/unit); and
EBITDA	$179.5 million - $183.5 million.

This 2006 outlook is based on the following major assumptions:

•	Portfolio RevPAR growth of 8.0 to 10.0 percent versus 2005;

•	Portfolio hotel EBITDA margins increasing 120 to 150 basis points over 2005;

•	Corporate general and administrative expenses of $12.0 million;

•	Total capital investments of approximately $80.0 to $85.0 million;

•	Washington Grande Hotel (formerly the Holiday Inn Downtown) closed for renovations on February 21, 2006 and remains closed for the remainder of 2006;

•	Income tax expense of $0.5 million to $1.5 million;

•	Average weighted outstanding debt of approximately $765.0 million (which includes LaSalle’s portion of the joint venture debt related to the Chicago Marriott); and

•	Average weighted fully diluted shares/units of 39.9 million for full-year 2006.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 27 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Hilton Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about completing the acquisitions of Westin Michigan Avenue and House of Blues during the first quarter, future economic forecasts, and future performance of the Company, including anticipated net income, FFO, EBITDA, general and administrative expense, average outstanding shares and units, RevPAR, EBITDA margins and capital expenditures. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws,

(v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company’s Annual Report on Form 10-K. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
Revenues:
Hotel operating revenues:
Room revenue	$62,678	$36,638	$225,920	$152,100
Food and beverage revenue	35,453	23,303	115,699	86,404
Other operating department revenue	8,642	5,855	30,605	23,291

Total hotel operating revenues	106,773	65,796	372,224	261,795

Participating lease revenue	4,015	3,073	21,527	18,635
Other income	54	77	862	187

Total revenues	110,842	68,946	394,613	280,617

Expenses:
Hotel operating expenses:
Room	15,369	10,157	54,138	38,912
Food and beverage	23,651	16,332	78,828	59,951
Other direct	4,396	3,157	17,177	13,349
Other indirect	31,600	19,722	106,525	74,486

Total hotel operating expenses	75,016	49,368	256,668	186,698

Depreciation and other amortization	15,151	10,233	48,850	38,933
Real estate taxes, personal property taxes and insurance	4,704	3,167	15,792	11,891
Ground rent	962	780	3,986	3,493
General and administrative	2,130	2,047	10,301	8,398
Lease termination expenses	—	—	1,000	850
Other expenses	(8)	42	185	632

Total operating expenses	97,955	65,637	336,782	250,895

Operating income	12,887	3,309	57,831	29,722
Interest income	358	138	788	361
Interest expense	(7,948)	(3,783)	(24,354)	(15,349)

Income (loss) before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	5,297	(336)	34,265	14,734
Income tax benefit	2,140	2,700	2,123	3,507

Minority interest of common units in LaSalle Hotel Operating Partnership, L.P.	(17)	(34)	(300)	(289)
Minority interest of preferred units in LaSalle Hotel Operating Partnership, L.P.	(1,064)	—	(1,419)	—
Equity in earnings of unconsolidated entities	292	618	753	853

Income from continuing operations	6,648	2,948	35,422	18,805
Discontinued operations:
Income (loss) from operations of property disposed of, including gain on disposal of assets	—	(132)	(45)	4,614
Minority interest, net of tax	—	5	—	(68)
Income tax benefit (expense)	—	52	19	(128)

Net income (loss) from discontinued operations	—	(75)	(26)	4,418
Net income	6,648	2,873	35,396	23,223
Distributions to preferred shareholders	(4,619)	(3,133)	(14,629)	(12,532)

Net income (loss) applicable to common shareholders	$2,029	$(260)	$20,767	$10,691

Earnings per Common Share - Basic:
Income (loss) applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$0.06	$(0.01)	$0.67	$0.23
Discontinued operations	—	—	—	0.16

Net income (loss) applicable to common shareholders after dividends paid on unvested restricted shares	$0.06	$(0.01)	$0.67	$0.39

Earnings per Common Share - Diluted:
Income (loss) applicable to common shareholders before discontinued operations	$0.06	$(0.01)	$0.67	$0.23
Discontinued operations	—	—	—	0.16

Net income (loss) applicable to common shareholders	$0.06	$(0.01)	$0.67	$0.39

Weighted average number of common shares outstanding:
Basic	32,964,510	28,684,261	30,637,644	26,740,506
Diluted	33,393,874	29,266,357	31,104,290	27,376,934

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
Funds From Operations (FFO):
Net income (loss) applicable to common shareholders	$2,029	$(260)	$20,767	$10,691
Depreciation	14,955	10,205	48,494	38,937
Equity in depreciation of joint venture	198	263	811	1,053
Amortization of deferred lease costs	43	12	79	46
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	17	34	300	289
Minority interest in discontinued operations	—	(5)	—	68
Net (gain) loss on sale of properties disposed of	—	7	—	(2,636)

FFO	$17,242	$10,256	$70,451	$48,448

Weighted average number of common shares and units outstanding:
Basic	33,107,600	29,067,351	30,896,022	27,153,145
Diluted	33,536,964	29,649,447	31,362,668	27,789,574

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income (loss) applicable to common shareholders	$2,029	$(260)	$20,767	$10,691
Interest	7,948	3,172	24,354	13,081
Equity in interest expense of joint venture	231	182	787	573
Income tax (benefit) expense:
Income tax benefit	(2,140)	(2,700)	(2,123)	(3,507)
Income tax (benefit) expense from discontinued operations	—	(52)	(19)	128
Depreciation and other amortization	15,151	10,844	48,850	41,314
Equity in depreciation/amortization of joint venture	220	285	900	1,164
Minority interest:
Minority interest of common units in LaSalle Hotel Operating Partnership, L.P.	17	34	300	289
Minority interest of preferred units in LaSalle Hotel Operating Partnership, L.P.	1,064	—	1,419	—
Minority interest in discontinued operations	—	(5)	—	68
Distributions to preferred shareholders	4,619	3,133	14,629	12,532

EBITDA	$29,139	$14,633	$109,864	$76,333

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
TOTAL PORTFOLIO
Occupancy	66.9%	64.3%	71.3%	69.1%
Increase/(Decrease)	4.0%		3.2%
ADR	$176.55	$162.43	$170.43	$158.16
Increase/(Decrease)	8.7%		7.8%
REVPAR	$118.13	$104.50	$121.49	$109.22
Increase/(Decrease)	13.0%		11.2%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2005, including the Hilton San Diego Gaslamp Quarter, Grafton on Sunset, Onyx Hotel and Westin Copley Place for the Company’s period of ownership but excluding acquisitions completed in December 2005 due to partial month ownership and including the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The 2004 operating performance is shown as though Indianapolis Marriott, Hilton Alexandria Old Town and Chaminade Resort were owned for the entire quarter and year to date. The Hilton San Diego Gaslamp Quarter, Grafton on Sunset, Onyx Hotel and Westin Copley Place are shown in 2004 for their comparative period of ownership in 2005.

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

Prior Year Operating Data

	1Q’2005	2Q’2005	3Q’2005	4Q’2005	Full Year 2005
Occupancy	65.1%	76.6%	80.4%	66.9%	72.2%
ADR	$156.25	$179.45	$177.49	$174.51	$172.61
REVPAR	$101.79	$137.40	$142.78	$116.67	$124.68

Note:

This schedule includes historical operating data for the hotels owned as of January 31, 2006, excluding the Washington Grande Hotel. Historical data is included in 2005 for the hotel’s comparative period of ownership in 2006.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues
Room	74,169	65,636	262,262	236,235
Food & beverage	41,906	38,296	131,247	122,033
Other	9,292	8,787	33,999	32,701

Total hotel sales	125,367	112,719	427,508	390,969

Expenses
Room	17,758	16,694	61,162	57,575
Food & beverage	27,380	26,659	88,176	85,044
Other direct	5,212	4,965	19,063	17,996
General & administrative	11,148	9,808	36,554	33,442
Sales & marketing	9,268	8,820	31,279	29,785
Management fees	5,104	4,621	15,273	13,549
POM	5,533	5,193	18,265	16,776
Energy	5,296	4,084	15,848	13,639
Fixed expenses	6,521	6,162	23,451	22,354

Total hotel expenses	93,220	87,006	309,071	290,160

EBITDA	32,147	25,713	118,437	100,809

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2005, including the Hilton San Diego Gaslamp Quarter, Grafton on Sunset, Onyx Hotel and Westin Copley Place for the Company’s period of ownership but excluding acquisitions completed in December 2005 due to partial month ownership and including the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The 2004 operating performance is shown as though Indianapolis Marriott, Hilton Alexandria Old Town and Chaminade Resort were owned for the entire quarter and year to date. The Hilton San Diego Gaslamp Quarter, Grafton on Sunset, Onyx Hotel and Westin Copley Place are shown in 2004 for their comparative period of ownership in 2005.